Exhibit 3.3.35

CERTIFICATE OF INCORPORATION

OF

STAR THEATRES OF MICHIGAN, INC.

Pursuant to § 102 of the General Corporation Law

of the State of Delaware

The undersigned, in order to form a corporation pursuant to Section 102 of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of the Corporation is Star Theatres of Michigan, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares which the Corporation shall have authority to issue is 100 shares of Common Stock, par value $0.10 per share.

FIFTH: The name and mailing address of the Incorporator is as follows:

Name	Mailing Address
David N. Shine	Fried, Frank, Harris, Shriver & Jacobson One New York Plaza New York, New York 10004

SIXTH: The Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the by–laws of the Corporation shall otherwise provide.

EIGHTH: A director or the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended. Any repeal or modification of this Article EIGHTH by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any class of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class or creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, and/or on all of the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, I have hereunto set my hand this 23rd day of August, 1988 and I affirm that the foregoing certificate is my act and deed and that the facts stated therein are true.

/S/ DAVID N. SHINE
David N. Shine, Incorporator

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 05:00 PM 03/21/2002 020188784 – 2170265

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

Star Theatres of Michigan, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: In accordance with Section 303 of the General Corporation Law of the State of Delaware, this Amendment to the Certificate of Incorporation was made pursuant to a provision contained in an order of the United States Bankruptcy Court for the Southern District of New York having jurisdiction over a proceeding for the reorganization of this Corporation in the matter of In re Loews Cineplex Entertainment Corporation et. al., case number 01-40389, confirmed and approved on March 1, 2002.

SECOND: That the Certificate of Incorporation of this corporation be amended by adding the following sentence to Article Four:

“In accordance with Section 1123(a)(6) of the Bankruptcy code, the Corporation shall not issue non-voting equity securities prior to March 21, 2003.”

THIRD: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on March 21, 2002.

IN WITNESS WHEREOF, said Star Theatres of Michigan, Inc. has caused this certificate to be signed by Bryan Berndt, its Vice President, this 21st day of March, 2002, under penalty of perjury that this Certificate is the act and deed of this Corporation and that the facts stated herein are true.

Star Theatres of Michigan, Inc.

By:	/S/ BRYAN BERNDT
Bryan Berndt Vice President